EXHIBIT 99.1


            Abiomed Receives Conditional FDA Approval for
           Impella 2.5 Pivotal Study at up to 150 Hospitals

             Inclusion Criteria Expanded for Pivotal Study


    DANVERS, Mass.--(BUSINESS WIRE)--Aug. 30, 2007--Abiomed, Inc. (NASDAQ: ABMD) today announced it has received conditional approval from the U.S. Food and Drug Administration (FDA) to begin its pivotal clinical trial in the United States for the Impella(R) 2.5 Circulatory Support System. This approval is the result of the submission of the clinical results of the safety pilot clinical trial and is conditional upon the Company's submission of additional information to the FDA over the next 45 days. The pivotal study will determine the safety and effectiveness of the Impella 2.5 as compared to optimal medical management with an Intra-Aortic Balloon Pump (IABP) during "high-risk" angioplasty procedures. The study inclusion criteria have been extended to include patients with triple vessel disease with low ejection fraction. The study is approved under category B2 status and the trial sites are eligible for full reimbursement from the Centers for Medicare and Medicaid Services (CMS).

    "We are pleased to receive conditional approval from the FDA to start this pivotal study, and remain confident in our parallel regulatory approval path for the 510(k) clearance of the Impella 2.5. We have submitted an additional pivotal study focused on acute myocardial infarction patients treated with the Impella 2.5 as compared to optimal medical management," stated Michael R. Minogue, Chairman, President and CEO of Abiomed. "One of our primary lessons from Europe is that high-risk angioplasty provides the optimal patient experience and builds customer confidence in the ability of Impella. This high-risk angioplasty study is key to our strategy for the U.S. launch of Impella."

    "Based on the outstanding success of the pilot trial, we are very encouraged that the Impella 2.5 will be an important tool to improve the safety of high-risk percutaneous coronary intervention (PCI) cases and are anxious to validate this in a trial compared to intra-aortic balloon pump use," stated William O'Neill, National Principal Investigator for the pilot and pivotal studies of the Impella 2.5, and Professor and Executive Dean for Clinical Affairs, Division of Cardiology at the Leonard M. Miller School of Medicine at the University of Miami.

    The randomized study, at up to 150 hospitals, will compare 327 Impella 2.5 patients to 327 IABP patients and is comprised of two arms made up of patients receiving the Impella 2.5 for up to five days as a left ventricular assist device (VAD) and patients receiving IABP therapy. Following Institutional Review Board (IRB) approval at each participating hospital and requisite training, the Company plans to ship Impella 2.5 disposables and Impella consoles to the pivotal sites. This high-risk angioplasty pivotal trial alone represents a revenue opportunity for Abiomed of more than $20 million.

    The clinical experience to-date with Impella 2.5 has been favorable, including its recently completed U.S. safety pilot clinical trial. The technology is now approved in more than 40 countries, and is available in Europe under the CE Mark. Impella has been the subject of more than 20 peer reviewed publications including the April 2006 American Journal of Cardiology (Volume 97, Issue 7) publication on high-risk angioplasty. The market for percutaneous coronary intervention, which includes high-risk patients, provides a significant opportunity for Abiomed and represents the highest individual utilization for IABPs. More than 20,000 IABPs are used per year in the U.S. for PCI(1), which translates to an addressable opportunity for the Impella 2.5 of more than $400 million in yearly revenue for this indication alone.

    The Impella 2.5 is a left percutaneous device inserted while in the cath-lab, which provides patients with up to 2.5 liters of blood flow per minute. It is the world's smallest VAD and has been used to treat conditions such as acute myocardial infarction (heart attack), cardiogenic shock, and low output syndrome under CE Mark approval in Europe. Due to a rise in conditions such as triple vessel disease in patients with poor cardiac function, which is caused by coronary vessel blocks in three vessels of the heart, the Impella 2.5 provides a new treatment option that aims to improve patient outcomes.

    Abiomed plans to hold a conference call in the future to provide an update on the Impella clinical study strategy and details of the pivotal protocols.

    ABOUT ABIOMED

    Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

    FORWARD-LOOKING STATEMENTS

    This Release contains forward-looking statements, including statements regarding development of Abiomed's existing and new products, the Company's progress toward commercial growth, and future opportunities. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including the Company's ability to provide the FDA with the additional information it has requested, the results of the Company's pivotal study, uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and recently filed Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

    (1) Cohen M and al. Results of Benchmark Registry. Eur.Heart J. 2003 Oct;24(19):1763-70.


    CONTACT: Abiomed, Inc.
             Daniel J. Sutherby, 978-646-1812
             Chief Financial Officer
             ir@abiomed.com
             or
             Liza Heapes, 978-646-1668
             Media Relations
             mediarelations@abiomed.com
             or
             Brodeur
             Elizabeth Dumm, 617-817-7951
             Media Relations
             edumm@brodeur.com